                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (Amendment No. )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement         [ ] CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED
                                             BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                       NEW DIRECTIONS MANUFACTURING, INC.
                (Name of Registrant as Specified in Its Charter)

------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

     Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------
     Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------
     Per unit prices or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set for the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------
     Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------
     Total fee paid:

     -------------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.



[ ] Check box if any part of the fee is offset as provided by Exchange Act rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     -------------------------------------------------------------------------
     Amount Previously Paid:

     -------------------------------------------------------------------------
     Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------
     Filing Party:

     -------------------------------------------------------------------------
     Date Filed:

     -------------------------------------------------------------------------

Notes:

                       NEW DIRECTIONS MANUFACTURING, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON OCTOBER 8, 1999


TO ALL STOCKHOLDERS OF NEW DIRECTIONS MANUFACTURING, INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of New Directions Manufacturing, Inc., a Nevada corporation, will be held at the principal office of the Company, 2940 West Willetta Street, Phoenix, Arizona 85009-3518, on Friday, October 8, 1999 at 10:00 a.m., Arizona time, for the following purposes:

1. To elect four Directors for the term of one year and until their successors are duly elected and qualified;

2. To ratify the appointment of Evers & Company, Ltd., as the Company's independent public accountants for the fiscal year ending June 30, 2000; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

      Only stockholders of record at the close of business on September 1, 1999, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                           By Order of the Board of Directors,

                                           /s/ Jack Horner, Jr.
                                           -----------------------------------
                                           Jack Horner, Jr.
                                           Secretary



      Phoenix, Arizona
      September 15, 1999















      WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND RETURN IT IN THE ENCLOSED ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED, AND STOCKHOLDERS EXECUTING PROXIES MAY ATTEND THE MEETING AND VOTE IN PERSON, SHOULD THEY SO DESIRE.

                       NEW DIRECTIONS MANUFACTURING, INC.
                               2940 WEST WILLETTA
                           PHOENIX, ARIZONA 85009-3518


                                 PROXY STATEMENT


                               GENERAL INFORMATION

         The accompanying proxy is solicited by the Board of Directors of New Directions Manufacturing, Inc. (the "Company") for the Annual Meeting of Stockholders of the Company to be held at the principal office of the Company, 2940 West Willetta Street, Phoenix, Arizona 85009-3518, on Friday, October 8, 1999 at 10:00 a.m., Arizona time. All proxies duly executed and received will be voted on all matters presented at the Annual Meeting in accordance with the instructions given by such proxies. In the absence of specific instructions, proxies so received will be voted for the named nominees relating to the class of Common Stock for which the proxy relates for election to the Company's Board of Directors and for the ratification of Evers & Company, Ltd., as the Company's independent public accountants. The Board of Directors does not anticipate that any of its nominees will be unavailable for election and does not know of any other matters that may be brought before the Annual Meeting. In the event that any other matter should come before the Annual Meeting or that any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matter in accordance with their best judgement. The proxy may be revoked at any time before being voted. The Company will pay the entire expense of soliciting the proxies, which solicitation will be by use of the mails. This Proxy Statement is being mailed to stockholders on or about September 23, 1999.

         Only holders of shares of Common Stock of record at the close of business on September 1, 1999 will be entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof. As of the close of business on September 1, 1999, the Company had outstanding 5,052,270 shares of Common Stock.

         At the Annual Meeting, the holders of Common Stock will be entitled, as a class, to elect four Directors ("Directors"). The vote of a majority of the shares of Common Stock represented at the Annual Meeting is required for the election of the Directors. The vote of a majority of the shares of common stock represented at the Annual Meeting is required for the ratification of the appointment of Evers & Company, Ltd., as the Company's independent public accountants.

         Shares represented by proxies which are marked "abstained" or which are marked to deny discretionary authority will only be counted for determining the presence of a quorum. Votes withheld in connection with the election of one or more of the nominees for Director will not be counted as votes cast for such individuals. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.

         A list of the stockholders entitled to vote at the Annual Meeting will be available at the Company's office, 2940 West Willetta Street, Phoenix, Arizona 85009-3518, for a period of ten days prior to the Annual Meeting for examination by any stockholder.

         Officers and Directors of the Company beneficially own approximately 45.6% of the outstanding shares of Common Stock. See "Security Ownership of Management and Principal Stockholders." Accordingly, approval of the aforesaid matters is virtually assured.

                              ELECTION OF DIRECTORS
                                  (PROPOSAL #1)

      Four Directors are to be elected for the ensuing year and until their successors are duly elected and qualified. If, at the time of election, any of the nominees should be unavailable for election, a circumstance which is not expected by the Company, it is intended that the proxies will be voted for such substitute nominee as may be selected by the Company. Proxies not marked to the contrary will be voted for the election of the following persons with respect to Common Stock. All of the nominees are standing for re-election by the stockholders from the current term.

      THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED BELOW.

NAME AND AGE               DIRECTOR SINCE     POSITION WITH THE COMPANY
------------               --------------     -------------------------
Sean F. Lee  (59)                1997         President, Chief Executive Officer,
                                              Chief Operating Officer, Chief
                                              Financial Officer, Chairman
Jack Horner, Jr.  (45)           1997         Executive Vice President, Secretary,
                                              Director
Donald A. Metke (64)             1997         Director
Michael D. Dunn  (54)            1998         Director

      Mr. Sean F. Lee has served as a Director of the Company since 1997. Mr. Lee has served in management positions in the retail industry since 1963. Recently Mr. Lee was co-founder and chairman of INFOPAK, a company that manufactured a hand held computer and created custom software for the real estate industry. He held the position of Chairman from inception in January 1991 until its sale in October 1996. In October 1996, Mr. Lee accepted the position of co-founder Chairman of Soy Environmental Products, Inc., Overland, Kansas, a manufacturer of cleaners and solvents for the retail market. He resigned from Soy Environmental effective September 1998. Mr. Lee's retail experience includes 18 years with Montgomery Ward, starting as a trainee and ending in 1981 as merchandise manager for the Western region. In 1982, he joined W.R. Grace as a divisional Vice President ending in 1986 as C.E.O. of Grace Homecenters West. Mr. Lee was C.E.O. of YellowFront Stores, Inc. from 1986 through 1988. Mr. Lee was C.E.O. of Homebase, a $1.7 billion home improvement chain, in 1988 and 1989. He holds a B.S. in economics from Hood College, Frederick, Maryland.

      Mr. Jack Horner, Jr. has served as a Director of the Company since 1997. Mr. Horner was a co-founder of New Directions and was instrumental in its development from inception to over $5 million in sales annually. From 1987 to 1990, he was a manufacturer's representative covering the Southwestern United States for three separate furniture companies. From 1985 to 1987, he owned and operated retail furniture stores in Phoenix, Arizona and has been a central figure in the management of New Directions since its establishment in 1989.

      Mr. Donald A. Metke has served as a Director of the Company since 1997. Mr. Metke's business background includes extensive consulting for Yucaipa Companies of Los Angeles, California, and Smitty's Supermarkets, Phoenix, Arizona. From 1990 to 1993, Mr. Metke served as Executive Vice President for Almac's Supermarkets, Providence, Rhode Island, and from 1988 to 1990 he served as Executive Vice President of Marketing for Chas. P. Young, the leader in the financial and securities printing fields. Mr. Metke was a partner with MultiServices of Orlando, Florida from 1983 to 1988 with involvement in sales, and mergers and acquisitions of small and medium sized companies. He was President of the Consumer Products Division of Petrolane from 1977 to 1983 with responsibility for Supermarkets (Stater Brothers, 92 stores in California), Health Services (44 hospitals in the West and Midwest), and 92 automotive stores.

      Mr. Michael D. Dunn has served as a Director of the Company since May 1998. Mr. Dunn is currently and has been President of Wadco Services Inns, Inc. since he founded it in February 1987. Previously, he was Founder, Chairman, and C.E.O. of Westworld Community Healthcare, Inc. (WCHI-NASD) from 1982-1986. From 1968 to 1982, he served as Co-Founder and President of Advanced Health Systems, Inc. which became a subsidiary of Petrolane, Inc. (PTO-NYSE). Mr. Dunn served as a Director of ICH Corporation (IH-ASE) from 1996-1998; a Director of TriCare, Inc. (TRCR-NASD) from 1985-1993 and PharmaKinetics Laboratories, Inc. (PKLB-NASD) from 1985-1996. Mr. Dunn currently serves as a Director of Horizon Medical, Inc. of Santa Ana, CA; LifePort, Inc. of Vancouver, WA; and is Chairman of the Board of ARS Enterprises, Inc. of Santa Fe Springs, CA. Mr. Dunn has also served as Director and/or consultant to a variety of other enterprises since 1968.

      There is no family relationship between any of the directors or officers of the Company.


MEETINGS OF THE BOARD OF DIRECTORS AND INFORMATION REGARDING COMMITTEES

      The Board of Directors has two standing committees, an Audit Committee and a Compensation Committee. The Company does not have a Nominating Committee.

      The Audit Committee is composed of Mr. Michael D. Dunn. The duties of the Audit Committee include recommending the engagement of independent auditors, reviewing and considering actions of Management in matters relating to audit functions, reviewing with independent auditors the scope and results of its audit engagement, reviewing reports from various regulatory authorities, reviewing the system of internal controls and procedures of the Company, and reviewing the effectiveness of procedures intended to prevent violations of laws and regulations. The Audit Committee held one meeting in fiscal 1999.

      The Compensation Committee is comprised of Messrs. Sean F. Lee (Chairman) and Michael D. Dunn. The duties of the Compensation Committee include recommending to the Board of Directors remuneration to be paid to Executive Officers of the Company, administering and monitoring compensation, and recommending the establishment of incentive and bonus programs for executives of the Company. The Compensation Committee held one meeting in fiscal 1999.

      The Board of Directors held three meetings in fiscal 1999. All Directors attended at least 75% of the meetings of the Board of Directors and Committees on which they served.


EXECUTIVE COMPENSATION

      GENERAL COMPENSATION DISCUSSION. All decisions regarding compensation for the Company's Executive Officers and executive compensation programs are reviewed, discussed, and approved by the Compensation Committee of the Board of Directors (the "Committee") and are recommended to the Board of Directors or stockholders for approval, as appropriate. All compensation decisions are determined following a detailed review and assessment of external competitive data, the individual's contributions to the Company's success, any significant changes in role or responsibility, and internal equity of pay relationships.


                           SUMMARY COMPENSATION TABLE

      The following table summarizes all compensation awarded to the Company Chief Executive Officer and its Executive Vice President who were serving as executive officers during and at the end of the last completed fiscal year ended June 30, 1999.

NAME AND PRINCIPAL POSITION                     YEAR        ANNUAL SALARY(1)(2)(3)
---------------------------                     ----        ----------------------
Donald A. Metke, President, Chief               1998                $100,833
      Executive Officer, Chief Operating        1999                $110,000
      Officer, Chief Financial Officer,
      Director(4)
Jack Horner, Jr., Executive Vice                1998                $100,833
      President, Secretary, Director            1999                $110,000

----------

(1) No officers received or will receive any bonus or other annual compensation other than salaries and reimbursement for expenses during fiscal 1999. The Company does not provide any personal benefits to officers of the Company, such as the cost of automobiles, life insurance, and supplemental medical insurance, but will reimburse officers for such costs. Such sums are not included herein because the specific dollar amounts of such personal benefits cannot presently be ascertained. In fiscal 1998 and fiscal 1999, Donald A. Metke and Jack Horner, Jr. received $10,000 each as reimbursement for vehicle expenses, life insurance, and health insurance. Management believes that the value of non-cash benefits and compensation distributed to executive officers of the Company individually or as a group during fiscal year 1999 will not exceed the lesser of $50,000 or ten percent of such officers' individual cash compensation or, with respect to the group, $50,000 times the number of persons in the group or ten percent of the group's aggregate cash compensation.

(2) No officers received or will receive any long term incentive plan (LTIP) payouts or other payouts during fiscal 1999.

(3) No officers received or will receive any awards, including restricted stock or securities underlying options, during fiscal 1999.

(4) Mr. Metke relinquished his position as President, Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer on August 1, 1999. See 'Employment Contracts and Termination of Employment and
      Change-in-Control Arrangements.'

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

      The Company entered into an Employment Agreement with Donald A. Metke, President, Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer of the Company, on December 31, 1996. Mr. Metke commenced his employment with the Company on January 1, 1997. Pursuant to that Agreement, Mr. Metke received a salary of $8,333.33 per month; eligibility to participate in all employment benefit plans and arrangements relating to pensions, health and life insurance, and other similar employee benefit plans or arrangements; and reimbursement of expenses. Also as part of his Agreement, the Company issued to Mr. Metke 510,000 shares of the Company's restricted common stock in consideration of the payment of par value ($510 total) and to ensure his long-term commitment to the Company's future success. The Employment Agreement had a term of three years and was terminable at will by Mr. Metke or for cause by the Company. There were no severance provisions. A covenant not to Compete is in effect for a period of five years from January 1, 1997. Effective June 1, 1998, the Board voted to increase the salary per month to $9,166.67. On July 28, 1999, the Board of Directors approved a Separation Agreement between Mr. Metke and the Company. It was agreed that effective August 1, 1999 the Employment Agreement of Mr. Metke would be terminated by his resignation. He would remain a Director of the Company, would consult to the Company through December 31, 1999 at a rate of $7,153.80 per month and at $1,250.00 per month for 48 months effective January 1, 2000. The Company also repurchased all the shares of Mr. Metke's stock, 461,000 shares, for $200,000.

      The Company entered into an Employment Agreement with Jack Horner, Jr., Executive Vice President and Secretary, on December 31, 1996. Mr. Horner commenced his employment with the Company on January 1, 1997. Pursuant to that Agreement, Mr. Horner received a salary of $8,333.33 per month; eligibility to participate in all employment benefit plans and arrangements relating to pensions, health and life insurance, and other similar employee benefit plans or arrangements; and reimbursement of expenses. Also as part of his Agreement, the Company issued to Mr. Horner 510,000 shares of the Company's restricted common stock in consideration of the payment of par value ($510 total) and to ensure his long-term commitment to the Company's future success. The Employment Agreement has a term of three years and is terminable at will by Mr. Horner or for cause by the Company. There are no severance provisions. A covenant not to compete is in effect for a period of five years from January 1, 1997. Effective June 1, 1998, the Board voted to increase the salary per month to $9,166.67. On the 28th of July 1999, the Board of Directors, in order to secure the services of Mr. Horner and to equalize his ownership with Sean F. Lee, issued 900,000 options to Mr. Horner.

      The Company entered into a Consulting Agreement with Sean F. Lee on December 31, 1996 pursuant to which Mr. Lee will consult with the Company to assist in its day-to-day operations, financing, and management. Mr. Lee also serves on the Board of Directors of the Company. Pursuant to the Consulting Agreement, Mr. Lee receives monthly compensation of $5,000 and expense reimbursement. Mr. Lee was not an employee of the Company and, therefore, was not eligible to participate in any employment benefit plans or arrangements relating to pensions, health and life insurance, or other similar employee benefit plans or arrangements. The Consulting Agreement had a term of three years and was terminable at will by Mr. Lee or for cause by the Company. There were no severance provisions. A covenant not to compete is in effect for a period of five years from January 1, 1997. On the 28th of July 1999, the Board of Directors cancelled the Consulting Agreement with Mr. Lee and replaced it with an Employment Agreement effective August 1, 1999 through December 31, 2002. Mr. Lee will be compensated at a monthly rate of $7,153.80 through December 31, 1999 and at $8,333.33 per month through December 31, 2002.

      Mr. Michael D. Dunn, a nominee for re-election to the Company's Board of Directors, served as a consultant to the Company during the Company's 1999 fiscal year. Mr. Dunn receives no cash compensation for his services other than reimbursement of expenses for Board Meetings. On May 1, 1998, the Company issued 50,000 shares of restricted common stock to Mr. Dunn at $.01 per share, in conjunction with a three-year consulting agreement which became effective in May 1998. Mr. Dunn is required to return a pro-rated portion of his stock in the event he resigns, is not re-elected to the Board, or is terminated for cause.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL OWNERS

      The following table sets forth the amount of shares of Common Stock owned as of September 15, 1999 by each person standing for election as a Director of the Company, by those persons known to the Company to own Beneficially 5% or more of the outstanding shares of Common Stock of the Company, and by all Directors and Officers of the Company as a group. With respect to any person who beneficially owns 5% or more of the outstanding shares of Common Stock, the address of such person is also set forth.


      NAME AND ADDRESS                          NUMBER OF SHARES OF       PERCENT OF
      OF BENEFICIAL OWNER                      COMMON STOCK OWNED(1)        CLASS
      -------------------                      ---------------------      ----------
Sean F. Lee (2)                                     1,410,000                30.7%
Donald A. Metke (2)                                       -0-                 -0-%
Jack Horner, Jr.(2)                                   735,000(3)             15.3%
Michael D. Dunn(2)                                     50,000                 1.0%
Winthrop Trust, Ronald W. Tupper, TTEE                459,444                10.0%
   P.O. Box 11587
   Bainbridge Island, WA 98110
All Officers and Directors
   as a group (4 persons)                           2,195,000                45.6%

----------

(1) Except as otherwise indicated, the Company believes that the beneficial owners of Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of any other person.

(2)   c/o Company's address: 2940 West Willetta Street, Phoenix, AZ 85009-3518

(3) Includes 225,000 options to purchase shares of common stock at $0.10 per share currently exercisable, expiring on August 1, 2009.

CERTAIN TRANSACTIONS

      The Company has entered into employment agreements with Sean F. Lee and Jack Horner, Jr., and a consulting agreement with Donald A. Metke. See "Executive Compensation - Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

      During fiscal 1998, the Company obtained life insurance policies on certain of its officers and directors as follows:

           Name                      Amount of Life Insurance Policy
           ----                      -------------------------------
           Donald A. Metke                      $   510,000
           Jack Horner, Jr.                     $   510,000
           Sean F. Lee                          $ 1,410,000

      On July 28, 1999 the Company cancelled these life insurance policies. There was approximately $900 cash refunded to the Company of premiums already paid on the cancellation of these policies.


       RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS FOR FISCAL 2000
                                  (PROPOSAL #2)

      The Company has retained, subject to stockholder ratification, Evers & Company, Ltd., as its independent public accountants for the fiscal year ending June 30, 2000. Evers & Company, Ltd. has been the independent accountants for the Company for the past 2 1/2 years and has no financial interest, either direct or indirect, in the Company. A representative of Evers & Company, Ltd. is expected to attend the Annual Meeting and to have an opportunity to make a statement and/or respond to appropriate questions from stockholders. If the stockholders do not ratify the appointment of Evers & Company, Ltd. as the Company's independent public accountants, the Board of Directors will consider the selection of another accounting firm.

      The vote of a majority of the shares of Common Stock represented at the Annual Meeting is required for the ratification of Evers & Company, Ltd. as the Company's independent public accountants.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF EVERS & COMPANY, LTD. AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

             DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2000

      The rules of the Securities and Exchange Commission permit stockholders of the Company, after notice to the Company, to present proposals for stockholder action in the Company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action, and are not properly omitted by Company action in accordance with the proxy rules published by the Securities and Exchange Commission. The Company's 2000 annual meeting of stockholders is expected to be held on or about October 12, 2000, and proxy materials in connection with that meeting are expected to be mailed on or about September 18, 2000. Proposals of stockholders of the Company that are intended to be presented at the Company's 2000 annual meeting must be received by the Company no later than May 18, 2000 in order for them to be included in the proxy statement and form of proxy relating to that meeting.


                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the Company's Officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent stockholders are required by regulation to furnish to the Company copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons the Company believes that during it 1999 fiscal year, all such filing requirements applicable to its Officers, Directors, and greater than ten percent beneficial owners were complied with.

                                  OTHER MATTERS

      The Board of Directors of the Company does not intend to present any business at the Annual Meeting other than the matters specifically set forth in the Proxy Statement and knows of no other business to come before the Annual Meeting. However, on all matters properly brought before the Annual Meeting by the Board or by others, the persons named as proxies in the accompanying proxy will vote in accordance with their best judgement.

      It is important that your shares are represented and voted at the Annual Meeting, whether or not you plan to attend. Accordingly, we respectfully request that you sign, date, and mail your Proxy in the enclosed envelope as promptly as possible.

      A copy of the Company's Annual Report on Form 10-KSB for the year ended June 30, 1999, which has been filed with the SEC pursuant to the Exchange Act, may be obtained without charge upon written request to Sean F. Lee, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, New Directions Manufacturing, Inc., 2940 West Willetta Street, Phoenix, AZ 85009-3518, or on the Internet at www.sec.gov from the SEC's EDGAR database.

                                        By Order of the Board of Directors

                                        /s/ Jack Horner, Jr.
                                        ---------------------------
                                        Jack Horner, Jr., Secretary
                                        Phoenix, Arizona
                                        September 21, 1999

                       New Directions Manufacturing, Inc.
                           2940 West Willetta Street
                             Phoenix, AZ 85009-3518

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please mark your votes as [X] indicated in this example.

1. ELECTION OF DIRECTORS

  FOR ALL NOMINEES LISTED          WITHHOLD AUTHORITY  [ ]
    BELOW  [ ]
  (except as marked to the         to vote for all nominees listed
                                   below
  contrary below)

(To withhold authority to vote for any individual nominee, strike a line through the nominee's name below)

     Sean F. Lee     Donald A. Metke     Jack Horner, Jr.    Michael D. Dunn

2. Proposal to ratify the appointment of Evers & Company, Ltd. as the Company's independent auditors for fiscal 2000.

  FOR  [ ]               AGAINST  [ ]               ABSTAIN  [ ]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSAL #2, AND IN THE PROXY'S DISCRETION ON ANY OTHER MATTERS TO COME BEFORE THE MEETING.

                          Dated:                                          , 1999
                                  -----------------------------------------

                           -----------------------------------------------------
                                                         (SIGNATURE)

                           -----------------------------------------------------
                                                     (SECOND SIGNATURE)

PLEASE DATE AND SIGN ABOVE EXACTLY AS YOUR NAME APPEARS AT LEFT, INDICATING
                                             WHERE APPROPRIATE, OFFICIAL
                                             POSITION OR REPRESENTATIVE
                                             CAPACITY.